Exhibit 99.1

             Pier 1 Imports, Inc. Reports December Sales


    FORT WORTH, Texas--(BUSINESS WIRE)--Jan. 4, 2007--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the five-week period ended December 30, 2006 aggregated $242,541,000 a decrease of 10.9% from $272,296,000 last year, and comparable store sales declined 10.7%. Year-to-date sales of $1,392,045,000 were down 9.8% from $1,542,976,000 last year, and comparable store sales declined 11.4%.

    Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "Although early December sales trends, driven primarily by holiday-related items, were better than we had experienced in prior months, sales of our core home furnishing related items did not improve. Overall, sales were very promotional, resulting in the strong sell-through of seasonal merchandise and continued inventory control.

    "Our January clearance has begun and our focus remains on keeping inventory levels on plan as we begin to receive the new spring merchandise."

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of appropriate sites for locating stores and distribution centers, availability of a qualified labor force and management, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. Refer to the Company's most recent SEC filings for discussion of these and other risks and uncertainties that may affect the Company's operations and performance. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available on www.pier1.com.

    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400